BYLAWS OF ENEL CHILE S. A.

(Effective as of May 19, 2022)

CHAPTER ONE

Name, Domicile, Duration and Purpose

Article 1: An open, joint-stock company to be called “Enel Chile S.A.” (“the Company”), is organized and shall be governed by these bylaws and, where these bylaws are silent, by legal and regulatory norms that apply to this type of company.

Article 1 bis: Notwithstanding the preceding Article, the Company is subject to the provisions of Decree Law No. 3,500 and its amendments.

Article 2: The Company’s address shall be in the city of Santiago and agencies or branches may be opened in other parts of the country or abroad.

Article 3: The life of the Company is indefinite.

Article 4: The purpose of the Company shall be the exploration, development, operation, generation, distribution, transmission, transformation, or sale of energy, in any of its forms, directly or through other companies, as well as activities related with research, development, operation, commercialization, purchase and sale, import, and the maintenance of any kind of goods related with telecommunications and information technologies, such as software, hardware, licenses, informatics development, and in general, of any kind of goods related with any of the aforementioned activities, and consultancy services in any of the aforementioned matters. An additional purpose shall be to invest and manage its investments in subsidiaries and affiliates such as generators, transmission companies, distributors, or electricity traders or business whose business activity corresponds to any of the following: (i) energy in any of its forms or nature, (ii) providing public services or services whose main input is energy, (iii) telecommunications and information technology services, and (iv) business intermediation via the Internet. In order to comply with its mission, the Company will carry out the following objectives:

a)       Promote, organize, establish, modify, dissolve, or liquidate companies of any kind whose corporate purpose is related to the purposes of the Company.

b)       Propose investment, financing, and trade policies to its subsidiaries, as well as the accounting systems and principles to which they must adhere.

c)       Oversee the management of its subsidiaries.

d)       Lend the financial resources necessary for its related companies, subsidiaries, and affiliates to develop their business and, furthermore, provide management services; consulting, financial, commercial, audit, technical, and legal services; and, in general, services of any nature that may be necessary to improve their performance.

Apart from its main purpose and always acting within the limits established by the Investment and Financing Policy approved at the Shareholders’ Meeting, the Company may invest in:

One: The acquisition, development, construction, rental, management, intermediation, trading, and disposal of all kinds of movable and immovable assets, either directly or through subsidiaries or affiliates.

Two: All kinds of financial assets, including stocks, bonds and debentures, trade bills, and, in general, all kinds of transferable securities and contributions to companies, either directly or through subsidiaries or affiliates.

CHAPTER TWO
Capital and Shares

Article 5: The capital of the Company amounts to three billion eight hundred eighty-two thousand one hundred three million four hundred seventy thousand one hundred eighty-four pesos (Ch$ 3,882,103,470,184), divided into sixty-nine billion, one hundred sixty-six million, five hundred fifty-seven thousand, two hundred twenty (69,166,557,220) common and nominative shares, all of the same series and with no par value, which are entered and paid in the manner described in the First Transitory Article of these bylaws.

Article 5 bis: No person shall directly or through other related persons hold more than 65% of the capital with voting rights of the Company or a higher percentage than the law may allow for holding a concentration factor of 0.6. The minority shareholders must hold at least 10% of the capital with voting rights, and at least 15% of the capital with voting rights must be held by more than one hundred unrelated shareholders, each of whom shall hold a minimum equivalent to one hundred Unidades de Fomento in shares, according to the value at which they appear in the latest balance sheet. Minority shareholders and related persons shall be understood as defined in current legislation.

Article 6: Shares shall be registered, and their subscription shall be recorded in writing in the manner determined under current legislation and regulations. Their transfers and transmission shall be in accordance with those regulations. Payment for subscribed shares may be in cash or other tangible or intangible assets.

Article 7: The Company shall not recognize fractions of shares. Should one or more shares belong jointly to various parties, the co-owners shall all be obliged to provide a power of attorney to act before the Company.

Article 8: Unpaid balances of subscribed shares shall be adjusted in the same proportion as changes in the value of the Unidad de Fomento.

Article 9: Shareholders are only responsible for the payment of their shares and are not obliged to return to the Company the amounts of any benefits they might have received as a benefit. In the case of the transfer of subscribed and unpaid shares, the transferor shall be liable severally with the transferee for its payment, and notice must be recorded on the certificate of the share payment conditions.

Article 10: Private agreements between shareholders relating to shares disposal shall be registered with the Company and made available to other shareholders and interested third parties, and reference shall be made to them in the Shareholders Register. If this procedure is not followed, such agreements shall be not opposable to third parties. Such agreements shall not affect the obligation of the Company to register without further formality the transfers that are presented, in accordance with the law.

Article 11: The Shareholders Register, the details to be stated on share certificates, and the procedure in the case of lost or mislaid certificates shall comply with pertinent legal rules and regulations.

CHAPTER THREE

Administration

Article 12: The Company shall be administered by a Board of Directors composed of seven re-eligible members who may or may not be shareholders of the Company.

Article 13: Members of the Board of Directors shall be elected by the Ordinary Shareholders Meeting. The Board of Directors shall remain for a period of three years, at the end of which it shall be completely renewed or re-elected.

Article 14: Board of Directors meetings shall be constituted with the absolute majority of the Directors, and decisions shall be taken by the absolute majority of the Directors present with voting rights. In the case of a tied vote, the person presiding the meeting shall decide.

Article 14 bis: All acts or contracts entered into by the Company with its majority shareholders, its Directors or Executives, or with parties related to these shall be previously approved by two thirds of the Board of Directors and appear in the corresponding minutes, notwithstanding the provisions of Chapter XVI of Law No. 18,046.

Article 15: The Board of Directors shall meet at least once every month, and whenever the Company’s business so requires. There shall be ordinary and extraordinary meetings. The former shall be held on dates and times pre-established by the Board of Directors itself; the latter when especially convened by the Chairman himself or at the request of one or more Directors, in which case prior qualification by the President with respect to the need to hold such meeting is required, except where the meeting is requested by the absolute majority of all Board members, in which case such meeting may be held without any prior qualification. Extraordinary Meetings may only deal with those matters specifically included in the meeting notification. In the first session following the appointment of the Directors at an Ordinary Shareholders Meeting, the Board of Directors shall elect a Chairman from amongst its members.

Article 16: The Directors shall be remunerated. The Ordinary Shareholders’ Meeting will set the amount of remuneration annually. The Chairman shall be entitled to receive twice the amount paid to each Director.

Article 17: The Board of Directors represent the Company judicially and extra-judicially, and to comply with its objects, which shall not be necessary to demonstrate to third parties, it has all the powers of administration and disposal that the Law or the bylaws do not reserve for the shareholders’ meeting, without the necessity to give it any special powers, even for those acts or contracts for which the law demands such. This does not impede actions appropriate to the Chief Executive Officer. The Board of Directors may delegate part of its powers to the Chief Executive Officer, Managers, Assistant Managers, Lawyers and senior executives of the Company, to one Director or to a Committee of Directors, and to other persons for specially defined objectives.

Article 17 bis: In carrying out the powers set out in the preceding Article, the Board of Directors shall act always within the limitations set by the investment and financing policy approved at the Ordinary Shareholders’ Meeting in accordance with the terms of Article 119 of Decree Law No. 3,500 of 1980, and its amendments.

Article 18: The Company shall have a Chief Executive Officer who shall be appointed by the Board of Directors and shall be granted all the powers of a commercial agent and those expressly agreed by the Board of Directors. The position of Chief Executive Officer is incompatible with that of Chairman, Director, Auditor, or Accountant of the Company.

CHAPTER FOUR

Shareholders’ Meetings

Article 19: Shareholders shall meet in Ordinary and Extraordinary Meetings. The former shall be held once each year within four months following the balance sheet date to decide on matters of mutual interest without necessarily being mentioned in the respective meeting notification. The latter may be held at any time as required by the business to decide on any matter that the Law or these bylaws reserves for consideration by a shareholders’ meeting and provided these matters are stated in the respective meeting notification. Notifications of Ordinary and Extraordinary Meetings shall not be necessary when the whole number of validly issued shares is represented at the respective meeting. When an Extraordinary Meeting must resolve on matters appropriate to an Ordinary Shareholders’ Meeting, its procedures and resolutions shall be subject, where appropriate, to the quorums applicable to the latter class of meetings.

Article 20: The following are matters for an Ordinary Meeting: 1) Examination of the situation of the Company and of the reports of accounting inspectors and external auditors and the approval or rejection of the annual report, balance sheet, financial statements, and presentations prepared by the managers or liquidators of the Company; 2) The distribution of profits for each year and, especially, the dividend distribution; 3) The election or renewal of the members of the Board of Directors, of liquidators and of management inspectors; and 4) Generally, any matter of general interest that is not reserved for an Extraordinary Meeting. Ordinary Meetings shall annually appoint an external auditing firm governed by Title XXVIII of Law Number 18,045, in order to (a) selectively examine the amounts, supports and background information that comprise the accounting and financial statements; (b) evaluate the accounting principles used and their application consistent with relevant standards, as well as significant estimates made by management, and; (c) issue their conclusions regarding the overall presentation of the accounting and financial statements, indicating with a reasonable degree of assurance, whether they are free of material misstatement and comply with relevant standards in a fair, consistent and reliable manner.

Article 20 bis: In addition to the terms of the preceding Article, the Ordinary Meeting shall be responsible for approving the investment and financing policy proposed by the management in the terms contemplated in Article 119 of Decree Law No. 3,500 of 1980 and its amendments. It shall also be the responsibility of the Ordinary Meeting to appoint annually the inspectors of accounts and their respective alternates, with the powers established in Article 51 of Law No. 18,046.

Article 21:  The following are matters for an Extraordinary Meeting: 1) The dissolution of the Company; 2) Transformation, merger, or division of the Company and amendments to its bylaws; 3) Bond and convertible debenture issuances; 4) The disposal of 50% or more of assets, with or without its liabilities, to be determined on the basis of the balance sheet for the previous financial year; and likewise, any business plan definition or amendment that involves the sale of assets above the aforementioned percentage. Likewise the sale or transfer of ownership of 50% or more of the assets of a subsidiary, provided that this represents at least 20% of the assets of the Company, and any disposal of its shares that implies that the parent company ceases to be its controller; 5) The granting of real or personal guarantees to secure third party obligations, unless granted to subsidiaries, in which case, the approval of the Board of Directors will be sufficient and; 6) Other matters which, by law, or by these bylaws, should be known by, and subject to the Shareholders’ Meetings. The matter referred to in items one, two, three and four may only be agreed upon in Meetings held before a Notary, who must certify that the Minutes of the Meeting is the true expression of what occurred and was agreed upon in the Meeting.

Article 21 bis:  Notwithstanding the terms of the preceding Article, the following shall also be matters of an Extraordinary Meeting: a) The disposal of assets or rights of the Company that are declared essential for its business in the investment and financing policy, as well as the granting of guarantees over them; and b) The modification in advance of the investment and financing policy approved by the Ordinary Meeting.

Article 22: Meetings shall be convened by the Board of Directors of the Company and notifications shall be effected by means of conspicuous advice that shall be published in time and form and within the timeframes established by law. It shall also disclose the fact that a shareholders’ meeting will be held in the manner, at such times at within the timeframes provided by law or by the Financial Market Commission, which should mention the matters for consideration at the meeting, as well as an explanation of the way full copies of the documents justifying the various options submitted to a vote can be obtained, if any, which should be made available to shareholders on the web site of the Company. The omission of this obligation shall not affect the validity of the notification, but the Directors, Liquidators, and Managers of the Company at fault shall be responsible for any damage suffered by shareholders, irrespective of the administrative sanctions that the  Financial Market Commission may apply. However, those meetings attended by the whole of the issued shares with voting rights may be self-convened and held validly even when the required formalities for notifications have not been complied with. All shareholder meetings must be informed to the Financial Market Commission in the manner, at such times and within such timeframes as  determined by law or by the Financial Market Commission. For the holding of a Shareholders' Meeting, the Company may establish systems that allow remote participation and voting, provided that such systems duly safeguard the rights of the shareholders and the regularity of the voting process. .

Article 23: Meetings are constituted with an absolute majority of shares with voting rights on the first notification, and with those present or represented, whatever their number, on the second notification, and resolutions shall be adopted by the absolute majority of the shares present or represented with voting rights. Notices of the second notification may only be published once the meeting subject to the first notification fails to convene, and in any case the new meeting should be convened within 45 days following the date fixed for the meeting not held. Meetings shall be presided by the Chairman of the Board of Directors or the person taking his place, and the Secretary of the Board of Directors of the Company, or the Chief Executive Officer in his absence, shall act as Secretary of the meeting.

Article 24: Resolutions of Extraordinary Shareholders’ Meetings that relate to modifications of the bylaws shall require the vote of two thirds of the shares with voting rights.

Article 24 bis: As long as the Company remains subject to the terms contained in Chapter Twelve and other relevant parts of Decree Law No. 3,500, of 1980, as amended, any modification to the regulations set out in Articles 1 bis, 5 bis, 14 bis, 17 bis, 20 bis, 21 bis, 27 bis and this Article shall require the consenting vote of 75% of the issued shares with voting rights, in accordance with Article 121 of the said Decree Law No. 3,500.

Article 25: Only those shareholders registered in the Shareholders Register by midnight of the fifth business day prior to the date for which the respective Meeting is convened may participate in meetings and exercise their rights to speak and vote. Shareholders without voting rights, as well as the Directors and Managers who are not shareholders, may participate in General Meetings with a right to speak.

Article 26: Shareholders may be represented at meetings by another person even if such person is not a shareholder, notwithstanding that established in Article 45 bis of Decree Law No. 3,500. Proxies for such representations shall be given in writing for all the shares held by the owner on the date stated in the preceding Article.

Article 27: Shareholders shall have a right to one vote for each share they own or represent and may accumulate or distribute them as they wish in any election.

Article 27 bis: Notwithstanding the contents of the preceding Article, no shareholder may exercise for his own account or on behalf of other shareholders, the right to vote for a percentage of subscribed shares with voting rights of the Company in excess of the maximum concentration permitted in the bylaws and must deduct any excess over this limit for this purpose. For calculating this percentage, the shares held by the shareholder shall be added to those of parties related to the former. Neither may any person represent shareholders who in aggregate hold more than the maximum concentration level permitted in the bylaws.

CHAPTER FIVE

The Directors’ Committee and Audit Committee

Article 28: While the Company meets the equity and concentration requirements established in Article 50 bis, or that succeeding or replacing it, of Law No. 18,046, it shall be obliged to appoint an independent director and a Directors’ Committee. This Committee shall be governed in its formation, membership, functioning, and powers by the provisions of the Chilean Corporations Law and instructions on this subject issued by the  Financial Market Commission.

Article 29: Notwithstanding the provisions of the preceding Article and while the Company is an issuer of securities duly registered with the New York Stock Exchange (NYSE) or any other American national stock exchange, the formation, membership, functioning, and powers of the Directors’ Committee shall also be governed, where not to be contrary to Chilean law, by the obligatory provision for the so-called “Audit Committee” in the Sarbanes Oxley Act (SOX) of the United States of America, the instructions issued by the Securities and Exchange Commission (SEC), and the New York Stock Exchange (NYSE), or the organism or entity that definitively corresponds in accordance with the legislation of the United States of America. In case of an irreconcilable or irremediable conflict, disagreement, or incompatibility between the provisions of Chilean and American legislation for the Directors’ Committee and the Audit Committee, respectively, Chilean law shall prevail over foreign law, although the Board of Directors may call an Extraordinary Shareholders’ Meeting to amend the bylaws should this be necessary, and shall have the widest powers, acting within its powers, to solve such conflict, disagreement, or incompatibility should this be possible, by the creation of new committees and/or sub-committees, as also the delegation of part of its powers in accordance with Article 40 of the Chilean Corporations Law. The shareholders, directors, and Board of Directors of the Company should ensure at all times that the agreements and policies adopted by it are compatible and harmonious with the provisions of both legislations.

Article 30: The Directors’ Committee shall be composed of three members, the majority of whom shall be independent according to the criteria and requirements established for this purpose in Article 50 bis of Law No. 18,046, both at the time of their appointment and during the whole period in which they perform as members of the Committee. Notwithstanding the above and complementing the provisions of Article 29 above, while the corporation is an issuer of securities duly registered on the NYSE or any other American national stock exchange, and in order to give strict compliance with the legal and regulatory requirements that the registration involves, all the members of the Directors’ Committee should also meet the criteria and requirements of independence prescribed for this purpose by the SOX, the SEC, and the NYSE. Thus, no director who has been elected or appointed as a member of the Directors’ Committee may, therefore, have any link, interest, or dependence with the corporation, whether economic, professional, credit, or commercial, whatever the amount or nature, nor receive, directly or indirectly, any income, remuneration, or compensation from the corporation or any of its subsidiaries that is not by concept nor has as the sole and exclusive source the duties performed as a member of the Board of Directors, as a member of the Directors’ Committee, or as a member of any other committee or sub-committee of directors of the Company.

Article 31: The loss of independence that, according to the laws governing the Company and these bylaws, affects a member of the Committee shall generate the following incapacity of the respective director to perform his or her duties as a director and member of the Directors’ Committee and therefore he or she should cease automatically in that position, notwithstanding his or her responsibility to the shareholders.

Article 32: The directors appointed as members of the Directors’ Committee shall remain as such for the period they were appointed as director and may only resign from this position when they resign as director or having acquired an incapacity to perform the duties, in which case the provisions of the preceding Article shall apply. No director elected or appointed as a member of the Directors’ Committee may be excused from this election or appointment.

Article 33: The meetings of the Directors’ Committee shall be validly constituted with the absolute majority of its members and its resolutions shall be adopted by the absolute majority of the members present. The Directors’ Committee should elect a Chairman from among its members who shall have the casting vote in the event of a tied vote.

Article 34: The Committee shall have the powers and duties that have been expressly contemplated both in the laws and their regulations, as well as the rules issued for the purpose by the competent administrative authority, especially those stated in Article 50 bis of Law No. 18,046, and any other matter, mandate, power, or duty commended to it by a shareholders or Board meeting.

Article 35: The deliberations, agreements, and organization of the Directors’ Committee shall be governed, in everything applicable, by the regulations relating to the Board meetings of the Company.

CHAPTER SIX

Balance Sheet, Funds and Earnings

Article 36: As of December 31 of each year, a financial statement with the operations of the Company shall be prepared, and the Board of Directors shall present this to the Ordinary Shareholders’ Meeting together with a report analyzing the situation of the Company and the statement of income and the related report provided by the inspectors of accounts and external auditors. All these documents must reflect clearly the equity position of the Company at the close of the respective year and the profits obtained or losses suffered during the year.

Article 37: On a date no later than the first notification convening the Ordinary Shareholders’ Meeting, the Board of Directors must make available to each shareholder registered in the respective register a copy of the duly audited Financial Statements and Annual Report of the Company, including the reports of the external auditors and inspectors of accounts, and their respective notes. The duly audited balance sheet, statement of income, and other information that the law or the Financial Market Commission  requires shall be published on the web site of the Company within the timeframes and with the advance notice established by applicable statutes or regulations. Moreover, the aforementioned documents shall be filed with the Financial Market Commission and in time and form as the latter shall determine. The annual report, balance sheet, inventories, minutes of Board and Shareholders’ Meetings, books, and reports of inspectors must be available to shareholders in the offices of the Company for 15 days prior to the date informed for the meeting. Should the balance sheet and statement of income be altered by the Meeting, the amendments, where corresponding, shall be made available to shareholders within 15 days following the date of the Meeting.

Article 38: Unless otherwise approved at the respective Meeting with the unanimous vote of the issued shares, a cash dividend shall be distributed annually to shareholders, pro-rata to their shares, for at least 30% of the net income for each year. In any event, the Board of Directors may, under the personal responsibility of the Directors present at the respective approval, distribute interim dividends during the year as a charge against the profits of that year, provided that there are no accumulated losses. The portion of profits earnings not allocated by the Meeting to dividends may be capitalized at any time, subject to amending the bylaws through the issue of free shares or by increasing the nominal value of the shares, or be retained to meet possible dividend payments in following years.

CHAPTER SEVEN

Dissolution and Liquidation

Article 39: The dissolution of the Company shall occur in the cases foreseen in the Law. Dissolution in advance shall only be agreed at an Extraordinary Shareholders’ Meeting with the consenting vote of two thirds of the issued shares with voting rights.

Article 40: Once the Company is dissolved, the liquidation shall be performed by a Liquidation Committee formed by three people, shareholders or not, chosen by the Shareholders’ Meeting, and who shall have the powers, duties, and obligations established in the law or regulations. If the Company is dissolved as a result of all the shares being held by one person through an uninterrupted period of at least ten days, liquidation shall be unnecessary.

Article 41: The liquidators shall convene an Ordinary Shareholders’ Meeting in the month of April each year to report on the state of the liquidation. Should the liquidation not be completed within two years, a new election of liquidators shall be made, the same persons being re-eligible. The position of liquidators is remunerated and the Ordinary Shareholders’ Meeting shall set the remuneration. The position of liquidator is revocable by an Ordinary or Extraordinary Shareholders’ Meeting. Liquidators shall be suspended from their positions by overriding legal incapacity or by their declaration of bankruptcy.

CHAPTER EIGHT

General Provisions

Article 42: The differences that may arise between the shareholders as such, or between them and the Company or its officers, either during its existence or its dissolution, will be solved by an arbitrator named by common accord between both parties who will exercise the role as arbitrator in such a proceeding and must decide according to Law. In the absence of such an agreement, the arbitrator shall be designated by Common Courts at the request of either party, in which case such nomination must be from attorneys who teach or who have taught for at least three consecutive years as Professors of Economic or Commercial Law in the Department of Law at the Universidad de Chile, Universidad Católica de Chile or Universidad Católica de Valparaíso. Notwithstanding the above, in the event of a conflict, the plaintiff may withdraw his recognition of the authority of the arbitrator and submit to the jurisdiction of the Common Justice a right that cannot be exercised by the directors, managers, administrators, and senior executives of the Company, nor by those shareholders that individually hold, directly and indirectly, shares whose book or market value exceeds 5,000 Unidades de Fomento, according to the value of this unit on the date of presentation of the demand.

Article 43: In all matters that are not expressly addressed within these bylaws, the provisions of Law No. 18,046, its amendments and regulations applicable to open joint-stock companies and those contained within Decree 3,500 article 111 shall apply.

Article 44: The Company will be subject to Resolution No. 667 of the Antitrust Resolutive Commission, dated as of October 30, 2002, on the understanding that the restrictions it contemplates will not apply to the Company in respect of Enel Américas S.A.

TRANSITORY ARTICLES

First Transitory Article: The Company’s capital amounts to three billion eight hundred eighty-two thousand one hundred three million four hundred seventy thousand one hundred eighty-four pesos  (Ch$ 3,882,103,470,184) divided into sixty-nine billion, one hundred sixty-six million, five hundred fifty-seven thousand, two hundred twenty (69,166,557,220) common and nominative shares, all of the same series and with no par value, which has been paid for as follows: (a) the amount of two billion two hundred and twenty-nine thousand one hundred and eight million nine hundred and seventy-four thousand five hundred and thirty-eight pesos  (Ch$ 2,229,108,974,538) divided into forty-nine billion, ninety-two million, seven hundred seventy-two thousand sixty-two  (49,092,772,762) shares, fully subscribed and dully paid for; (b) the amount of six hundred and fifty-three billion six hundred and fifty-five million two hundred and twenty-five thousand five hundred and eighty pesos  (Ch$ 653,655,225,580) divided into seven billion nine hundred and seventy-one million four hundred and sixty thousand one hundred and ninety-four  (7,971,460,194) shares, which were issued in connection with the capital increase approved at the extraordinary shareholders’ meeting of the Company on December 20, 2017, which were fully subscribed and paid for in cash on or before December 31, 2018; (c) the amount of one billion seventy-one thousand seven hundred and twenty-seven million two hundred and seventy-eight thousand six hundred and sixty-eight pesos (Ch$ 1,071,727,278,668) divided into  thirteen billion, sixty-nine million, eight hundred forty-four thousand, eight hundred sixty-two (13,069,844,862) shares, which corresponds to the capital increase approved at the extraordinary shareholders’ meeting of the Company on December 20, 2017, in which the merger of Enel Green Power Latin América S.A. with and into the Company was agreed and approved, subject to fulfillment of the conditions precedents agreed upon in said meeting, which include, among others, that Enel Chile publish, in accordance with article 212 of the Securities Market Law, a notice of the results of the 2018 Tender Offer (OPA) for minority shares of Enel Generación Chile S.A. (the “OPA Enel Generación”), declaring the OPA Enel Generación successful in accordance with its own terms and conditions (The aforementioned merger had its effects on April 2, 2018. As a result of the merger, the Company, as the absorbing entity, absorbed Enel Green Power Latin América S.A. and succeed to all of its rights and obligations. The shares issued in connection with the capital increase for the merger were subscribed and paid for with the equity of the absorbed company. Such shares were issued and delivered to the shareholders of Enel Green Power Latin América S.A. in proportion to interest in said company through the exchange of its shares in said entity for shares of the Company based on an exchange ratio of 15.8 shares of the Company for each share of Enel Green Power Latin América S.A. held.); and (d) less the amount of seventy-one billion nine hundred and forty-four million eight hundred and thirty-one thousand six hundred and sixty-seven pesos (-Ch$ 71,944,831,667) equivalent to nine hundred and sixty-seven million five hundred and twenty thousand five hundred and ninety-eight (967,520,598) common and nominative shares, all of the same series and with no par value, which corresponds to the number of shares that the dissenting shareholders exercised their right to withdrawal from the Company, upon payment by the Company of the value of its shares in connection with the merger of Enel Green Power Latin America S.A. with and into the Company, approved at the extraordinary shareholders’ meeting of the Company on December 20, 2017, which were cancelled by operation of law because they were not sold within a year of their acquisition.